Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145063 and 333-168310 on Form S-3 and in Registration Statement Nos. 33-53235, 33-58909, 33-64077, 333-13605, 333-118207,
333-124537, 333- 140559, 333-140561, 333-140562, 333-173656, 333- 173657, 333-173658 and 333-
176852 on Form S-8 of our reports dated February 21, 2013 (July 29, 2013 as to the effects of the discontinued operations described in Notes 1 and 25), relating to the financial statements of PPG Industries, Inc., appearing in this report on Form 8-K of PPG Industries, Inc. dated July 29, 2013.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
July 29, 2013